Exhibit 99.1

American Financial Group, Inc. Announces
Record First Quarter Core Net Operating Earnings

•	Book value increases $.61 per share, to $22.15 per share
•	Record first quarter core net operating earnings of $1.11 per share
•	Core earnings guidance increased to $3.75- $4.05 per share

Cincinnati, Ohio - May 4, 2009 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $103.8 million ($.88 per share) for the 2009 first quarter, 37% higher than the 2008 first quarter.  The 2009 results reflect lower realized losses on investments, including other than temporary impairments.  Book value per share increased by $.61, to $22.15 per share during the quarter.

Record first quarter core net operating earnings of $131.0 million ($1.11 per share) were up two percent from the comparable period a year earlier.  Higher investment income and improved results in the annuity and supplemental insurance ("A&S") group were partially offset by lower underwriting profit in our specialty property and casualty insurance ("P&C") operations.  Our annualized core operating return on equity was 21%.

AFG's net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles ("GAAP"), include certain items that may not be indicative of its ongoing core operations.  The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2009	2008

Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$131.0	$128.4

Realized investment gains (losses)	(26.9)	(52.2)
Other	(0.3)	(0.2)

Net earnings attributable to shareholders	$103.8	$76.0

Components of Diluted EPS:
Core net operating earnings	$1.11	$1.09

Realized investment gains (losses)	(.23)	(.45)
Other	-	-

Diluted EPS	$.88	$.64

Footnote a is contained in the accompanying Notes To Financial Schedules at the end of this release.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, issued this statement: "In this challenging economic time, we are pleased by the continuing strong results of our operations.  First quarter results demonstrate the successful execution of our specialization strategy and a commitment to pricing and underwriting discipline that has served us well for many years.

"We redeemed our Senior Notes in April of 2009, and continue to exercise prudent capital management. Our financial leverage and capital in our insurance businesses are at levels that fully support our operations and are consistent with our commitments to our rating agencies.

"Because of our strong first quarter results, we have increased our core earnings guidance for 2009 to be between $3.75 and $4.05 per share, up from $3.70 to $4.00 per share.  This guidance excludes realized gains and losses, as well as the potential for significant catastrophe and crop losses and unforeseen major adjustments to asbestos and environmental reserves."

Business Segment Results

The P&C specialty insurance operations generated a strong underwriting profit of $105 million in the 2009 first quarter, compared to $120 million in the first quarter of 2008.  The 2009 first quarter combined ratio was 82%, one point higher than in the 2008 first quarter.  Overall average renewal rates in the first quarter of 2009 were flat when compared with the same prior year period.  Results for the 2009 first quarter included $63.5 million of favorable reserve development compared to $65.2 million in the 2008 first quarter.  Catastrophe losses in both periods were less than $3 million. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $48 million, compared to $39 million in the first quarter of 2008.  First quarter results generated an excellent combined ratio of 77%, an improvement of six points over the first quarter 2008.  Impressive results in our transportation businesses and favorable reserve development offset lower results within Great American's inland marine operations.  Gross and net written premiums for the 2009 first quarter were impacted by volume reductions in the transportation and property and inland marine operations, primarily the result of the economic downturn and a competitive pricing environment.  Additional crop business ceded under a reinsurance agreement contributed to a decrease in this group's net written premiums for the 2009 first quarter compared to the 2008 first quarter.  Excluding crop, net written premiums for this group decreased by 9% from the prior year.

The Specialty Casualty group, with a strong 77% combined ratio, generated an underwriting profit of $40 million in the 2009 first quarter, compared to $53 million in the first quarter of 2008.  Gross and net written premiums for the first quarter of 2009 were down 7% and 10%, respectively, from the same 2008 period resulting primarily from decreased demand for general liability coverages based on the slowdowns in the homebuilders market and volume reductions in our excess and surplus lines.  The excess and surplus lines reductions reflect continuing competitive pressure in those commercial casualty markets.

The Specialty Financial group reported underwriting profits of $13 million in the first quarter of 2009 compared to $17 million in the first quarter of 2008.  The group's combined ratio was 90%, four points higher than the 2008 first quarter.  The lease and loan and financial institution services operations reported higher underwriting profits, which were offset by lower underwriting results in our run-off automobile residual value insurance ("RVI") and surety operations, when compared to the first quarter of 2008.  We are encouraged by strengthening in used car sales prices in early 2009 and we are cautiously optimistic that the results of our RVI run-off will improve during the course of this year.  Net written premiums increased approximately 7% over the 2008 first quarter as higher premiums in the financial institutions and surety and fidelity businesses were offset somewhat by declines in the lease and loan operations.  The declines in the lease and loan operations were attributed primarily to auto-related businesses.  Lower premium cessions within certain of the lease and loan operations also impacted this group's net written premiums.

The California Workers' Compensation group reported a modest underwriting profit in the first quarter of 2009, compared to a profit of approximately $10 million in the 2008 period.  This business' underwriting margins were affected by lower prices due to the competitive environment, the potential adverse impact of a disability claim ruling and lower favorable development.  We remain conservative in recognizing the benefits from the reform legislation and the potential adverse impact of a disability claim ruling on more recent business until a higher number of claims are paid and the ultimate impact of these matters can be estimated with more precision.  Gross and net premiums decreased 19% and 24%, respectively, for the 2009 first quarter.  These declines are due to rate reductions in our traditional workers' compensation business in California and reductions in employer payrolls.  Renewal rates for our California workers compensation business decreased by only 1% in the first quarter of 2009.

Carl Lindner III stated, "Almost all of our P&C businesses achieved healthy underwriting profits in the first quarter of 2009, so we are making solid progress toward our operational goals.  We are encouraged to see rate firming in some markets and were pleased that our overall rate levels did not decline for the first time in several years."

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $39 million for the 2009 first quarter, 49% higher than the same period a year earlier.  These results reflect higher earnings in our fixed annuity operations, primarily the result of wider spreads.  Lower earnings in our supplemental insurance and other operations partially offset these increases.

Statutory premiums of $373 million for the first quarter of 2009 were 5% lower than the first quarter of 2008 primarily due to lower sales of indexed annuities in the single premium market.  These decreases were offset somewhat by sales of fixed annuities through our bank distribution channel, which was launched in the second quarter of 2008.

AFG's annuity liabilities remain very stable.  Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience very strong persistency in its annuity businesses.

Investments

In early April 2009, the FASB issued new guidance related to the fair value measurement of an asset or liability when the trading volume and level of activity has significantly decreased compared with normal market activity.  The FASB also issued additional guidance regarding the process for determining and recording other than temporary impairments ("OTTI") on debt securities held as investments.  AFG adopted these provisions as of January 1, 2009, and recorded a reclassification of $17.5 million from retained earnings to accumulated other comprehensive income to reflect the cumulative effect of prior year investment impairments that were not credit related.

Included in AFG's 2009 first quarter realized losses are $49 million in after-tax charges for OTTI on investments, which are excluded from AFG's calculation of core earnings.

Continued uncertainty in the global financial markets has resulted in declines in the value of our investment securities.  After-tax unrealized losses on investments increased by $33 million or $.29 per share during the quarter ended March 31, 2009.  Nevertheless, our portfolio continues to be high quality, with 93% of our fixed maturity portfolio rated investment grade as of April 30, 2009.

As we examine our investment portfolio, we continue to believe that there are strong fundamentals in place across our investments and that our investment strategy will enable us to realize the underlying values of those investments.  We have the ability and intent to hold these securities until they mature or recover in value.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market, especially in the subprime and Alt-A sectors;  new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in our investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions; changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release.  The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our web site at www.AFGinc.com.  The company will hold a conference call to discuss 2009 first quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, May 5, 2009.  Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386).  The conference ID for the live call is 93020209.  Please dial in five to ten minutes prior to the scheduled start time of the call.  A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on May 5, 2009 until 11:59 p.m. on May 12, 2009.  To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the conference ID 93020209.

The conference call will also be broadcast over the Internet.  To listen to the call, go to the Investor Relations page on AFG's website, www.AFGinc.com, and follow the instructions at the Webcast link.  An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 12, 2009 at 11:59 pm (ET).  An archived audio MP3 file will also be available within 24 hours of the call.

UBS Global Financial Services Conference

Carl H. Lindner III and S. Craig Lindner, Co-Chief Executive Officers, Keith A. Jensen, Senior Vice President and chief financial officer and John B. Berding, Executive Vice President, American Money Management, will make a company presentation at the UBS Global Financial Services Conference being held at the Waldorf-Astoria Hotel in New York City, on Tuesday, May 12, 2009 at 10:10 a.m. (ET).  Their presentation will be broadcast live over the Internet via the Webcast link below within the Investor Relations section of AFG's website, www.AFGinc.com.

http://cc.talkpoint.com/ubsx001/051209a_ke/?entity=17_18NCTLB

A replay of the broadcast will be available for 14 days at the same website approximately 24 hours after the presentation.

Contact:	Diane P. Weidner
Assistant Vice President – Investor Relations
(513) 369-5713

Web Sites:	www.AFGinc.com
www.GreatAmericanInsurance.com

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended March 31,
	2009	2008
Revenues
P&C insurance premiums	$574.7	$635.0
Life, accident & health premiums	109.1	108.7
Investment income	300.2	266.3
Realized investment gains (losses) (*)	(41.3)	(80.3)
Other income	62.9	72.1
	1,005.6	1,001.8
Costs and expenses
P&C insurance losses & expenses	470.4	512.9
Annuity, life, accident & health benefits & expenses	250.7	232.4
Interest & other financing expenses	16.0	18.7
Other expenses	100.5	111.8
	837.6	875.8

Operating earnings before income taxes	168.0	126.0
Related income taxes	58.3	44.9

Net earnings, including non-controlling interests	109.7	81.1
Less: Net earnings attributable to non-controlling interests	(5.9)	(5.1)

Net earnings attributable to shareholders	$103.8	$76.0

Diluted Earnings per Common Share	$.88	$.64

Average number of Diluted Shares	116.4	117.2

	Three months ended March 31,
(*) Consists of the following:	2009		2008
Realized gains before impairment losses		$34.7		$21.6
Unrealized loss on securities with credit impairment		(184.4)		(101.9)
Non-credit portion in other comprehensive income		108.4		-
Credit impairment portion recognized in earnings		(76.0)		(101.9)
Total realized gains (losses) on securities	$	(41.3)	$	(80.3)

	March 31,	December 31,
Selected Balance Sheet Data:	2009	2008
Total Cash and Investments	$17,136	$16,871
Long-term Debt, Including Payable to Subsidiary Trusts	$1,058	$1,030
Shareholders' Equity	$2,563	$2,490
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$3,306	$3,210
Book Value Per Share	$22.15	$21.54
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$28.57	$27.77
Common Shares Outstanding	115.7	115.6

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months ended March 31,		% Change
	2009	2008

Gross written premiums	$818	$858	(5%	)

Net written premiums	$585	$658	(11%	)

Ratios (GAAP):
Loss & LAE ratio	47.1%	46.1%
Expense ratio	34.6%	34.9%
Policyholder dividend ratio	-	.1%

Combined Ratio	81.7%	81.1%

Supplemental:
Gross Written Premiums:
Property & Transportation	$316	$318	(1%	)
Specialty Casualty	314	339	(7%	)
Specialty Financial	135	136	(1%	)
California Workers' Compensation	55	68	(19%	)
Other	(2)	(3)	NA
	$818	$858	(5%	)

Net Written Premiums:
Property & Transportation	$202	$247	(18%	)
Specialty Casualty	200	222	(10%	)
Specialty Financial	119	111	7%
California Workers' Compensation	48	63	(24%	)
Other	16	15	NA
	$585	$658	(11%	)

Combined Ratio (GAAP):
Property & Transportation	77.3%	83.6%
Specialty Casualty	76.5%	74.9%
Specialty Financial	89.7%	86.0%
California Workers' Compensation	99.7%	80.3%

Aggregate Specialty Group	81.7%	81.1%

Supplemental Notes:
1.
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

2.	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses.
3.
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

4.	California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
5.	Other includes an internal reinsurance facility and discontinued lines.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months ended March 31,		Pct. Change
	2009	2008

Retirement annuity premiums:
Fixed annuities	$92	$91	1%
Indexed annuities	130	173	(25%	)
Bank annuities	18	-	NA
Variable annuities	26	23	13%
	266	287	(7%	)

Supplemental insurance	95	95	-
Life insurance	12	12	-

Total statutory premiums	$373	$394	(5%	)

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

Footnote to GAAP to Non GAAP Reconciliation:
a)     Components of core net operating earnings:

In millions	Three months ended March 31,
	2009	2008

P&C operating earnings	$187.5	$202.5

Annuity & supplemental insurance operating earnings	39.4	26.5
Interest & other corporate expense	(23.0)	(27.4)

Core operating earnings before income taxes	203.9	201.6
Related income taxes	72.9	73.2

Core net operating earnings	$131.0	$128.4